Exhibit 10.1

[VMware, Inc. letterhead]

September 11, 2008

Paul Maritz

3401 Hillview Ave

Palo Alto, CA 94304

Dear Paul,

We are pleased to confirm the terms and conditions of your employment with VMware, Inc. (the “Company”) as President and Chief Executive Officer, which commenced on July 8, 2008. Your annual salary of $750,000 will be paid semi-monthly in accordance with the Company’s normal payroll procedures. You will be eligible to participate in the Company’s benefit plans and programs available to our full-time regular employees.

Currently, you are eligible for an annualized target bonus of $750,000, pro-rated from your date of employment to the end of the fiscal year. Eligibility and the amount of the bonus will be based upon VMware’s financial performance and achievement of goals and objectives for the bonus period as determined by the Compensation and Corporate Governance Committee (the “Committee”) of the Board of Directors.

The Committee has granted you an option to purchase 1,000,000 shares of VMware Class A common stock The terms and conditions of the option granted to you are in accordance with the applicable VMware stock plan and stock option agreement.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

You agree that, during your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

All employees are required to submit verification of their legal right to work in the U.S. Also, all employees must sign our standard employee agreement which covers non-compensatory matters such as confidentiality and the assignment of patent rights to any invention made during your employment at VMware. As a VMware employee, you will be expected to abide by company rules and regulations.

This letter, along with the standard employee agreement, contains all of the terms, promises, representations, and understandings between the parties regarding these matters prior the date hereof. To indicate your acceptance of the terms and conditions set forth in this letter, please sign and date it in the space provided below and return it to Betsy Sutter, VP, Human Resources. A duplicate original is enclosed for your records.

This letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.

We are pleased to have you at VMware.

Sincerely,

/s/ Joseph M. Tucci
Joseph M. Tucci Chairman of the Board of Directors

ACCEPTED AND AGREED TO this 12th day of September, 2008.

/s/ Paul Maritz
Paul Maritz